                                     Form of
                              EMPLOYMENT AGREEMENT

     This Employment Agreement (the "Agreement") is dated September 14, 2001, by and between Isonics Corporation, a California corporation (the "Company"), and ____________, an individual resident of the State of ___________ ("Employee"), and is effective as set forth in Paragraph 3, below.

                                R E C I T A L S:

     The Company is engaged in various business activities as described in its annual report on Form 10-KSB for the year ended April 30, 2001 and its quarterly report on Form 10-QSB for the quarter ended July 31, 2001, and has recently acquired a business manufacturing silicon-on-insulator and other wafers, all of which involves the knowledge and use of certain intellectual property and other confidential information of the Company for the conduct of the Company's business (the "Business"); and

     The Company has offered employment to Employee for reasonable compensation for Employee's duties, responsibilities and restrictions described in this Agreement but also desires to obtain certain agreements from the Employee regarding confidentiality, non-disclosure, and assignment of inventions.

     In consideration of the mutual agreements, promises and undertakings set forth in this Agreement, and intending to be legally bound by this Agreement, the parties hereto agree as follows:

     1. POSITION. Employee will serve as ________ for the Company. Employee shall serve in any additional position to which he is hereafter appointed by the Board of Directors of the Company, but in any event shall not serve in any capacity that is less than the position stated herein.

     2. DUTIES. The Employee will perform the duties that the Board of Directors of the Company and the President may from time to time reasonably direct (the "Duties"). Employee will devote substantially all of the Employee's full productive time, ability and attention to the Business during the term of this Agreement and shall not directly or indirectly render services of a business, commercial or professional nature to any other person or organization, whether for compensation or not, without the prior written consent of the Company. Employee will report to the President of the Company.

     3. EMPLOYMENT PERIOD. (a) This Agreement shall become effective upon the earliest of the following events (the "Effective Date"):

     (i) The Company's receipt of Adequate Funding. For the purposes of this Agreement, "Adequate Funding" means when the Company has received equity financing of at least $2,000,000 (after deducting the expenses of obtaining such financing) or such lesser amount that is, in the Company's discretion, sufficient to carry out the business plan of establishing the business of manufacturing silicon-on-insulator wafers and other silicon wafers in or near Troutdale, Oregon (the "Wafer Manufacturing Business").

     (ii) The Company commencing the Wafer Manufacturing Business at any location on a commercial scale.

     (iii) The Company providing written notice to Employee that this Agreement has become effective.

     (b) The term of the employment pursuant to this Agreement shall be for a period of five years beginning on the Effective Date (the "Employment Period"). Notwithstanding anything to the contrary contained herein, the Employment Period is subject to termination pursuant to Sections 6 and 7 below.

     (c) If this Agreement becomes effective prior to the date the Company has received Adequate Funding, then Employee will be paid 60% of the Base Salary as set forth in Section 4(a) below, with the remaining 40% being accrued and deferred until the Company receives Adequate Funding, but for no longer than six months. If any Base Salary is deferred, payment of the deferred Base Salary will commence on the date the Company receives Adequate Funding (but in any event, on a date not later than six months after the Effective Date of this Agreement), and shall thereafter be paid in twelve, equal monthly (or in the Company's discretion 24 equal semi-monthly) installments in addition to Employee's Compensation as set forth in Section 4(a) below.

     4. COMPENSATION. Subject to Sections 6, 7, 8, 9 and 10, as compensation for Employee's services, and as compensation for Employee's covenants set forth in this Agreement, the Company agrees as follows:

     (a) BASE SALARY: The Company will pay Employee a base salary ("Base Salary") at a rate of $__________ per year. The payment of Base Salary will be in accordance with the Company's regular payroll practices and will be pro rated for any period less than a year. Employee's Base Salary will be reviewed at the end of each twelve month period of employment and may be modified from time to time by the Company, but in no event shall any such compensation adjustment reduce the base salary below the rate hereinabove specified. Nothing contained herein shall require the Company to increase Employee's salary or other compensation.

     (b) BONUS. Employee shall be eligible to receive a performance bonus from time-to-time based on such factors as the Board of Directors may determine appropriate in light of the Company's operating results and other factors that may be identified by the Board of Directors.

     (c) ADDITIONAL COMPENSATION. At the discretion of the Board of Directors of the Company (and without implying any obligation on the Company to award a bonus to Employee), Employee will be eligible to participate in any employment plans available to its employees, and may from time to time be awarded a cash bonus or bonuses, or other incentive compensation, for services rendered or other contributions made to the Company during the term of his employment under this Agreement.

     (d) BENEFITS. During the term of this Agreement, Employee also shall be entitled to receive such benefits as are made available to other personnel of the Company in comparable positions, with comparable service credit and with comparable duties and responsibilities. Such benefits shall be subject to the terms of the applicable plan documents, summary plan descriptions and/or employment policies and shall be subject to modification, amendment or revocation in accordance with the terms of such documents, policies and procedures.

     5. HOLIDAYS; VACATION. Employee shall be entitled to enjoy paid time off for Company holidays the same as employees of the Company generally, according to the policies of the Company from time to time in effect. Employees shall be entitled to paid vacation and personal time off in accordance with the Company's policies.

     6. TERMINATION BY COMPANY FOR CAUSE. The Company retains the right to terminate Employee's employment at any time for "Cause" immediately upon written notice to Employee. The Company's termination of Employee's employment will be for "Cause" if and only if both

     (1) the Board of Directors of the Company reasonably determines that Employee has, during the term of Employee's employment, (i) breached or failed to perform in any material respect any reasonable and proper duty or obligation imposed upon him in connection with his employment or this Agreement, or breached any fiduciary duty to the Company, as to which the Company has given him not less than ten (10) days written notice, and which breach or failure has not been cured within any such period, (ii) committed acts of personal dishonesty that would have a reasonable likelihood of sustaining a claim made by the Company for damages in a court of competent jurisdiction, (iii) pled guilty or no contest or been convicted of a crime involving moral turpitude, whether or not committed during the term of employment, (iv) violated the provisions of Sections 11, 12, 13 or 14 of this Agreement, (v) committed any dishonest, unethical, fraudulent, disloyal or felonious act in respect of his duties to the Company, or (vi) committed any other act or series of acts that (in the Company's reasonable opinion) damages the Company's reputation in the financial community or any other community in which it cariries on business, and

     (2) the Board of Directors gives Employee written notice of such termination for Cause stating specifically the facts upon which the determination of Cause was made.

If the Company terminates Employee's employment for Cause:

     (a) the Company will pay the Base Salary through the date of termination, prorated for any partial payroll period;

     (b) the Company will pay the Employee for any accrued and unused vacation, if any, that Employee was eligible for at the date of termination.

     7. TERMINATION BY COMPANY NOT FOR CAUSE. The Company retains the right to terminate Employee's employment at any time for any reason other than for Cause by giving Employee written notice. In the event of such termination:

     (a) At the same time the Company terminates the Employee pursuant to this Paragraph, (and provided the Employee has been employed by the Company for at least six months prior to the date of termination) the Company will pay the Employee six months Base Salary, but not more than the remaining term of this Agreement;

     (b) At the same time the Company terminates the Employee pursuant to this Paragraph, the Company will pay the Employee for any accrued or unused vacation, if any, that Employee was eligible for at the date of termination.

The Company may require that Employee vacate the Company's premises at any time during the notice period provided under Section 7.

     8. RESIGNATION. Employee has the right to terminate Employee's employment by giving the Company 10 business days advance written notice (a "Resignation"). The effect of Employee's Resignation will be the same as if the Company had terminated Employee's employment for Cause, the date of termination being the last day of the 10 business day notice period.

     9. DEATH. If Employee's employment is terminated by Employee's death, the Company will compensate the Employee's estate pursuant to Section 7, above, as though the Company terminated the Employee's employment hereunder without Cause.

     10. DISABILITY OR RETIREMENT OF EMPLOYEE. If Employee's employment is terminated by "Disability" or "Retirement," the effect of such termination will be the same as if Employee's employment had been terminated by Employee's death. For purposes of this Agreement, "Disability" means a disability by reason of the occurrence of an injury or disease (including mental illness) or a physical or mental condition that, in the opinion of an appropriate physician chosen by the Board of Directors of the Company, (i) results in Employee becoming unable adequately to perform his customary duties for the Company and (ii) such disability is expected to last more than one hundred eighty (180) days of which Employee will be unable to perform a minimum of forty (40) hours per week of the type of work described in Section 2 of this Agreement. For purposes of this Agreement, "Retirement" means a severance from the Company's employment by the Employee (i) who has attained his sixty-fifth birthday or (ii) who has completed twenty (20) consecutive years as an employee of the Company.

     11. NON-COMPETE. Employee hereby agrees that during the Employment Period and (if, and only if the Employment Period is terminated pursuant to Paragraphs 6 or 8, above) through the period ending on the first anniversary of Employee's actual date of termination, if Employee is, in fact, terminated pursuant to the terms of this Agreement (collectively, the "Restrictive Period"), he shall not, for any reason whatsoever, directly or indirectly, whether individually or as an officer, director, shareholder, owner, partner, joint venturer, employee, independent contractor, consultant or advisor to or of any entity, or in any other capacity:

     (a) engage, participate or invest in any business which is competitive with the Business; provided, however, that nothing contained herein shall be construed to prevent Employee from investing in up to 5% of the outstanding stock of any competing corporation that is widely-traded and listed on a recognized national, international or regional securities exchange or traded in the U.S. over-the-counter market, but only if Employee is not actively involved in and does not render consulting services to the business of said corporation, or

     (b) sell or provide any competitive products or services relating to the Business, to, or solicit for the purpose of selling or providing any competitive products or services relating to the Business, to, any person or entity that was a customer of the Company at any time during the one-year period ending on the last day of the Employment Period (the "Termination Date") or at any time during the period ending on the one-year anniversary of Employee's actual date of termination, if Employee is, in fact, terminated pursuant to the terms of this Agreement, or that was actively being solicited by the Company to become a customer of the Company at any time during such period.

     12. The foregoing Paragraph 11 does not apply after the termination of the Employment Period if the Employment Period is terminated for any reason other than those set forth in Paragraphs 6 of 8, above. NONSOLICITATION. Employee further agrees, during the Restrictive Period, notwithstanding any allegation of breach of this Agreement, not to solicit, hire, influence or attempt to influence any employee of the Company to terminate his or her employment or other contractual relationship with the Company for any reason including, without limitation, working for a competitor. Additionally, Employee agrees that during the Restrictive Period Employee will not directly or indirectly attempt to solicit or conduct business with any person or entity that is a client, customer or active prospect of the Company at the time of Employee's termination if such business would be in competition with the Business. The terms "client," "customer" and "active prospect" include, but are not limited to, any person or entity solicited or contacted by Employee or the Company or any person or entity to whom services have been rendered by Employee or the Company directly or indirectly during the two (2) years preceding Employee's termination. Employee acknowledges Employee's duty, both by contract and common law, not to interfere with contractual relationships and not to use proprietary and confidential information about customers or clients of the Company for the advantage of any person or entity other than the Company.

     13. NONDISCLOSURE OF PROPRIETARY CONFIDENTIAL INFORMATION. Employee acknowledges that, during the Employment Period, Employee will obtain special training and will have access to and become familiar with various trade secrets and confidential information consisting of, among other items: trade secrets, methods of operation, techniques, designs, processes, technologies, compilations of information, past, present and prospective customer lists, records, and specifications that are owned and commercially beneficial to the Company, including any compilation of various trade secrets or data derived from such information (collectively, the "Proprietary Information"). The Proprietary Information does not include information which at the time it is disclosed by the

Employee was already in the public domain. If Employee is required by law to disclose Proprietary Information, Employee shall notify the Company, in writing, of the nature of such disclosure and the Proprietary Information to be disclosed, as soon as is possible and/or practical, and permit the Company the opportunity to contest or limit such disclosure.

           Employee agrees that Employee will not disclose, either during Employee's employment with the Company or after Employee's termination for whatever reason, any Proprietary Information to any person or entity, except in the course of Employee's duties on behalf of the Company, and that, similarly, Employee will not use such information for the benefit of any person or entity other than the Company at any time. Employee agrees that upon Employee's termination, Employee will deposit with or return to the Company all copies (in any media, including, without limitation, electronic storage media) of documents, records, notebooks or any other information or documentation of the Company's Proprietary Information, and all derivatives thereof, whether the Proprietary Information or documentation was developed or prepared by Employee or by others. Employee acknowledges that this covenant of nondisclosure is an integral term of this Agreement and is given in consideration of Employee's employment and the other consideration granted in this Agreement.

     14. DISCLOSURE OF DEVELOPMENTS. Employee agrees to hold in complete trust for the benefit of the Company, and to disclose promptly and fully to the Company in writing, and hereby assigns to the Company any and all inventions, discoveries, ideas, concepts, improvements, copyrightable works (including moral rights, if any) and other developments conceived, made, discovered or developed by him solely or jointly with others, during the term of his employment by the Company, whether during or outside of usual working hours and whether on the Company's premises or not, which relate in any manner to the Business (collectively, the "Developments").

     (a) OWNERSHIP OF DEVELOPMENTS. Any and all Developments shall be the sole and exclusive property of the Company, whether or not patentable or copyrightable, and Employee agrees that he will assist and fully cooperate in every way, at the Company's expense, in securing, maintaining and enforcing, for the benefit of the Company or its designee, patents, copyrights, or other type of proprietary or intellectual property protection for the Developments in any and all countries. Employee acknowledges and agrees that each Development, to the fullest extent permitted by law, is a "work made for hire," as defined by the federal copyright laws, and therefore all copyrights in and to such works are and will be owned by the Company. To the extent that Employee authors any copyrightable work in any medium while employed by the Company pursuant to this Agreement that relates or pertains in any way to the Company or any of the operations or activities of the Company, and which is not a "work made for hire," Employee hereby assigns all right, title and interest, including, but not limited to, all rights of copyright (including moral rights, if any), in and to such works to the Company.

     (b) ADDITIONAL ACTS BY EMPLOYEE. Employee further agrees at the request of the Company (but without additional compensation from the Company during his employment by the Company) to execute any and all papers and (at the expense of the Company) perform all lawful acts that the Company deems necessary for the preparation, filing, prosecution and maintenance of applications for United States and foreign letters patent, or for United States and foreign copyrights, on the Developments, and to execute such instruments as are necessary or convenient to assign to the Company, its successors, assigns, or nominees, all of Employee's right, title and interest in the Developments and the like, so as to establish, maintain, or perfect, in the Company, its successors, assigns, or nominees, the entire right, title and interest to the Developments, and also to execute any instruments necessary or which the Company may deem desirable in connection with any continuation, renewal, or reissue thereof, or in the conduct of any proceedings or litigation in regard to such Developments.

     15. EMPLOYEE'S REPRESENTATIONS. Employee represents and warrants that he is free to enter into this Agreement and to perform each of the terms and covenants of it. Employee represents and warrants that he is not restricted or prohibited, contractually or otherwise, from entering into and performing this Agreement, and that his execution and performance of this Agreement is not a violation or breach of any other agreement between Employee and any other person or entity.

     16. LIFE INSURANCE. The Company may at its discretion and at any time apply for and procure as owner and for its own benefit and at its own expense, insurance on the life of Employee in such amounts and in such form or forms as the Company may choose. Employee shall cooperate with the Company in procuring such insurance and shall, at the request of the Company, submit to such medical examinations, supply such information and execute such documents as may be required by the insurance company or companies to whom the Company has applied for such insurance. Employee shall have no interest whatsoever in any such policy or policies, except that, upon the termination of Employee's employment hereunder, Employee shall have the privilege of purchasing any such insurance from the Company for an amount equal to the actual premiums thereon previously paid by the Company.

     17. ASSIGNMENT. No party hereto may assign or delegate any of its rights or obligations hereunder without the prior written consent of the other party hereto. Except as otherwise expressly provided herein, all covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective legal representatives, heirs, successors and assigns of the parties hereto whether so expressed or not.

     18. LIMITATIONS. This Agreement shall not confer any right or impose any obligation on the Company to continue the employment of Employee in any capacity, or limit the right of the Company or Employee to terminate Employee's employment.

     19. ATTORNEYS' FEES AND COSTS. If any action in arbitration or at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party will be entitled to reasonable attorneys' fees, costs and necessary disbursements in addition to any other relief to which he or it may be entitled.

     20. WAIVER OF BREACH. The actual or apparent waiver by either party to this Agreement of a breach of any provision of this Agreement will not operate or be construed as an actual or constructive waiver of that breach or any subsequent breach by any party. Waivers are not effective unless in writing and signed by the party granting the waiver.

     21. MULTIPLE COUNTERPARTS. This Agreement may be executed in counterparts, each of which for all purposes is to be deemed an original, and all of which constitute, collectively, one agreement. In making proof of this Agreement, it will not be necessary to produce or account for more than one counterpart of this Agreement. Furthermore, a photocopy of any counterpart will be valid and have the same effect as an original.

     22. SEVERABILITY AND SAVINGS CLAUSE. If any one or more of the provisions or subjects contained in this Agreement is for any reason held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect the validity and enforceability of any other provisions or subjects of this Agreement, and it is the intention of the parties that there shall be substituted for such invalid, illegal or unenforceable provision a provision as similar to such provision as may be possible and yet be valid, legal and enforceable. Further, should any provisions of this Agreement ever be reformed or rewritten by a judicial body, those provisions as rewritten will be binding, but only in that jurisdiction, on Employee and the Company as if contained in the original Agreement.

     23. SUCCESSORS; SURVIVAL; AFFILIATES. This Agreement and the rights and obligations under this Agreement will be binding upon and inure to the benefit of the parties to this Agreement and their respective legal representatives, and will also bind and inure to the benefit of any successor of the Company by merger or consolidation or any assignee of all or substantially all of the Company's assets. Except to any such successor or assignee of the Company, neither this Agreement nor any rights or benefits under this Agreement may be assigned by either party to this Agreement. Each covenant on the part of Employee contained in Sections 11, 12, 13 and 14 shall be construed as an agreement independent of any other provision of this Agreement and shall survive the termination of this Agreement, pursuant to the terms contained therein. The existence of any claim or cause of action of Employee against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of any such covenant. The protective covenants in Sections 11, 12, 13 and 14 shall also inure to the benefit of the Company's affiliates (as hereinafter defined) and these covenants shall be enforceable against Employee by each of such affiliates as third party beneficiaries. An "affiliate" of the Company is any person or entity that directly, or indirectly through one or many intermediaries, controls or is controlled by, or is under common control with, the Company.

     24. ENTIRE AGREEMENT. This Agreement supersedes any and all other agreements, either oral or in writing, between the parties with respect to Employee's employment by the Company and contains all of the covenants and agreements between the parties with respect to such employment. This Agreement can only be changed by the parties in writing, executed by the party against whom enforcement of any modifications may be sought.

     25. GOVERNING LAW AND VENUE . This Agreement will be governed by and construed in accordance with the substantive laws of the State of Colorado without regard to conflict of law provisions. Venue for any disputes shall be the federal district courts in Portland, Oregon.

     26. NOTICES. Any notice under this Agreement will be in writing and will be deemed to have been duly given when delivered personally or three (3) days after such notice is deposited in the United States mail, registered, postage prepaid, and addressed, to the Company, at its principal office, or to Employee at Employee's last permanent address as shown on the Company's records.

     27.  REMEDIES.

     (a) INJUNCTIVE RELIEF. Employee agrees that a breach or threatened breach, based on reasonable and good faith evidence of a breach on Employee's part, of any covenant contained in Sections 11, 12, 13 or 14 will cause irreparable damage to the Company. For that reason, Employee further agrees that the Company is entitled as a matter of right to an injunction from any court of competent jurisdiction, restraining any further violation of any of such covenants by Employee, Employee's future employers, employees, partners, agents or any person or entity related, directly or indirectly, to Employee. The right to an injunction is in addition to whatever other remedies the Company may have, including specifically the recovery of damages.

     (b) ARBITRATION. Except to the extent provided in Section 27(a) above, any controversy of any nature whatsoever, including but not limited to tort claims or contract disputes, between the parties to this Agreement (including their directors, officers, employees, agents, successors, assigns, heirs, executors and beneficiaries) relating to the formation, execution, interpretation, breach or enforcement of this Agreement, shall be submitted to arbitration before the JAMS-Endispute ("JAMS"), in accordance with their rules then in effect and the substantive law of the State of Colorado and the United States. The parties agree that any party requesting arbitration of any dispute under this section must give formal written notice of the party's demand for arbitration within one hundred twenty (120) days after such dispute first arises and failure to timely communicate the arbitration notice shall constitute a waiver of such dispute. Each of the parties to this Agreement shall appoint one person as an arbitrator to hear and determine such disputes, and if they should be unable to agree, then the two arbitrators shall choose a third arbitrator from a panel made up of experienced arbitrators selected pursuant to the procedures of the JAMS and, once chosen, the third arbitrator's decision shall be final, binding and conclusive upon the parties to this Agreement. The arbitrators shall be bound in their deliberations and their decision by the terms of this Agreement and any applicable law. The arbitrators may not award punitive or exemplary damages, but will have the power to award prejudgment interest and attorneys' fees to the prevailing party. The award of the arbitration panel may be confirmed by any state or federal court of competent jurisdiction, and may be challenged only upon the grounds provided in Section 10 of the Federal Arbitration Act, Title 9, United States Code. This agreement to arbitrate shall survive the execution of this Agreement. BY THEIR EXECUTION OF THIS AGREEMENT, EACH PARTY TO THIS AGREEMENT CONSENTS, ON BEHALF OF HIMSELF OR ITSELF AND THEIR RESPECTIVE SUCCESSORS, HEIRS AND ASSIGNS, TO SUCH BINDING ARBITRATION IN ACCORDANCE WITH THE TERMS OF THIS SECTION. THE RIGHT TO ARBITRATE IS INTEGRAL TO AND NOT SEVERABLE FROM THIS AGREEMENT. THE PARTIES ACKNOWLEDGE THAT THEY HAVE READ THIS ARBITRATION

          AGREEMENT AND KNOWINGLY CONSENT TO ITS CONSEQUENCES, INCLUDING THE WAIVER OF THE RIGHT TO LITIGATE CERTAIN DISPUTES. The expenses of such arbitration will be borne by the losing party or in such proportion as the arbitrators will decide. A material or anticipatory breach of any section of this Agreement will not release either party from the obligations of this Section 27(b).

     The parties hereto have executed the Agreement as of the date first mentioned above.

                                        COMPANY:

                                        ISONICS CORPORATION


                                        By:
                                           -----------------------------------
                                           James E. Alexander, President



                                        EMPLOYEE:


                                        --------------------------------------
                                        Name:
                                        Address:

                                        Telephone:
                                        Facsimile: